Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is between ECA Holdings II, LLC (“ECA”) and New Media Retail Concepts, LLC (“NMRC” and, together with ECA, "Buyer"), and People's Liberation, Inc. (“PPLB”) and its wholly owned subsidiary Versatile Entertainment, Inc. (“VEI” and, together with PPLB, "Seller").  Buyer and Seller agree as follows:

1.	Recitals.

1.1	Seller’s Business. Seller operates a clothing business (the "Business").

1.2	The Actions. Seller is currently engaged in litigation that includes:

(a)
an action filed by Seller against Charlotte Russe Holding, Inc. and its wholly-owned subsidiary, Charlotte Russe Merchandising, Inc. (collectively, "Charlotte Russe") in the Superior Court of the State of California, County of Los Angeles, Central District (Versatile Entertainment, Inc. v. Charlotte Russe Merchandising, Inc., BC424674) (the "Charlotte Russe Action");

(b)
an action filed by Seller against Advent International Corporation and certain of its subsidiaries, David Mussafer and Jenny J. Ming (collectively, “Advent”) in the Superior Court of the State of California, County of Los Angeles, Central District (Versatile Entertainment, Inc. v. Advent International Corporation, BC424675) (the "Advent Action"); and

(c)
an action filed by Charlotte Russe against Seller in the Superior Court of the State of California, County of Los Angeles, Central District (Charlotte Russe Holding, Inc. vs. Versatile Entertainment, Inc., BC424734) (the “Defense Action” and, together with the Charlotte Russe Action and the Advent Action, the “Current Actions”).

The claims made in the Current Actions and the nature of the disputes involved are more fully described in Seller’s Form 8-K filed with the SEC on November 9, 2009.  For the purposes of this Agreement, the term "Actions" means the Current Actions, any and all other legal proceedings, whether conducted as litigation, arbitration or mediation, that involve claims made by Seller based upon any or all of the facts and events that form the basis of the Current Actions, and all of Seller’s interest in the causes of action underlying the Current Actions and such other legal proceedings.

1.3
Contingency Fee Representation.  Seller is represented in the Actions by the law firm Hennigan, Bennett & Dorman LLP (“HBD”) pursuant to the contingency fee agreement (the “Contingency Agreement”).  Seller has previously delivered a true and correct copy of the Contingency Agreement to Buyer.

(a)
The Contingency Agreement requires that Seller deposit $35,000 per month into an escrow account with HBD for the duration of the Actions in order to create a fund to pay the expenses (but not attorneys’ fees) associated with the Actions (the “Expense Obligation”).

(b)
The Contingency Agreement includes a process to establish the value of any non-cash recovery to Seller resulting from the Actions for the purposes of establishing HBD’s contingency recovery including provisions for arbitration of any dispute about the value of such a recovery (the “Valuation and Resolution Process”).

1.4
Sale.  Buyer desires to purchase a 50% undivided interest in any Net Recovery (defined below) of Seller in the Actions (the “Asset”) and Seller is willing to sell the Asset to Buyer.  The amount of the net recovery, and therefore the value of the Asset, is defined below.

1.5
Damages.  Seller advises that the Actions arise from Charlotte Russe’s wrongful, bad faith breach of a December 16, 2008 written contract between Charlotte Russe and Seller, which was, without notice as required by the written contract, wrongfully terminated by Charlotte Russe on October 26, 2008 (days after Charlotte Russe was sold to Advent), and that, as a result, Seller was deprived of about 60 Million Dollars of gross revenue over a period of years and suffered additional damages.  The parties intend that nothing in this Agreement shall be used by the parties hereto or any other party (including any defendants in the Actions) to represent, support, establish or quantify the damages resulting to the Sellers as a result of the Actions or as a result of the facts or circumstances underlying the Actions.

2.
Sale and Purchase of Asset.  At the Closing (as defined below) of the transactions contemplated by this Agreement, Seller sells and transfers to Buyer, and Buyer purchases from Seller, the Asset consisting of a 50% undivided interest in any Net Recovery of Seller in the Actions.  Seller will transfer the Asset to Buyer free and clear of all encumbrances.

2.1	Allocation of Asset to Buyers. Buyer will allocate the Asset so that ECA will acquire 50% of the Asset (25% of the Net Recovery) and NMRC will acquire 50% of the Asset (25% of the Net Recovery);

2.2	Net Recovery. The "Net Recovery" is defined as the Gross Proceeds, as defined below, less:

(a)	the contingency fees paid out of the Gross Proceeds to HBD;

(b)	all amounts paid by Seller, before or after the date of this Agreement, to fund the Expense Obligation (excluding any of such amounts that have been or will be returned to Seller); and

(c)
the excess, if any, of the aggregate amount paid by Seller to third parties with respect to fees, expenses or costs incurred by Seller relating to the Actions, over the amount paid or payable from funds paid by Seller pursuant to the Expense Obligation.

Gross Proceeds means any and all cash and non-cash benefits obtained by Seller as a result of or relating to the Actions whether by collection, judgment, settlement, offset of principal or interest, dismissal of claims against Seller or otherwise (including any deferred payments), before consideration of taxes, and shall include, but not be limited to, damages (including, but not limited to, compensatory, punitive or treble damages), restitution or equitable relief of any sort and any court awarded attorneys’ fees and litigation costs.  Any non-cash benefits included in Gross Proceeds shall be assigned the value determined for them pursuant to the Contingency Agreement (as the same exists on the date hereof) or, if their value is not determined pursuant to the Contingency Agreement (as the same exists on the date hereof), their value will be determined by agreement between Seller and Buyer or, failing agreement, by arbitration between the parties conducted in the same manner provided for in the Contingency Agreement (as the same exists on the date hereof).

2.3
Payment to Buyer; Receipt of Gross Proceeds.  Seller’s share of any Net Recovery shall be paid to Seller at the same time as Buyer’s share is paid to Buyer.  Seller shall cause all payments of Gross Proceeds to be paid directly into an escrow or trust account administered by HBD.  Gross Proceeds shall be applied first to costs identified in the definition of Net Recovery properly payable from such Gross Proceeds.  All amounts constituting Net Recovery shall be distributed promptly to Buyer and Seller, in accordance with their relative shares, as soon as it can be determined that Gross Proceeds constituting a Net Recovery have been received.  If Seller receives any Gross Proceeds directly, Seller will hold such amount in trust and will promptly pay such amount into an escrow or trust account administered by HBD.  Buyer’s share of any non-cash benefits included in the Net Recovery shall, at Buyer’s option, be payable either in cash or by the transfer of Buyer’s share of such benefits to Buyer in kind.  If Buyer elects to be paid in cash for any non-cash portion of the Net Recovery, such payment shall be made from Seller’s portion of any cash included in the Net Recovery and, if Seller’s portion of such cash is insufficient, PPLB and VEI, jointly and severally, shall pay Buyer the amount of any deficiency.  Seller shall provide Buyer, within five business days of the Effective Date, written evidence satisfactory to the Buyer that Seller has given HBD irrevocable instructions to disburse the Gross Proceeds from the escrow or trust account (administered by HBD) in compliance with this Section 2.3 and the other provisions of this Agreement.

(a)
By way of example  only, and without representation that the example is representative of the amounts likely to be recovered in the Actions (and the parties acknowledge that no representations have been made as to the value of the Asset), assume that Charlotte Russe is required to pay $3,000,000 in the Actions, that the amount paid to HBD out of such recovery is $1,000,000, the expenses paid out of such recovery in reimbursement of expenses paid by any party prior to receipt of gross revenue of settlement is $150,000, and the unpaid expenses of the Action amount to $50,000.  In that case the Net Recovery would be $1,800,000 ($3,000,000 minus $1,200,000 ($1,000,000 plus $150,000 plus $50,000)).  The Asset, representing Buyer’s undivided interest in the Net Recovery, is $900,000 (50% of the Net Recovery) and the Asset would be divided $450,000 to ECA and $450,000 to NMRC.

3.
Payment of Expense Obligation.  Seller will continue to fund the Expense Obligation under the Contingency Agreement.  Seller’s payments of the Expense Obligations (including both past payments and payments after the date of this Agreement) will reduce the Net Recovery as provided in section 2.2.

4.
No Other Assets Acquired or Obligations Assumed.  Other than the Asset, representing an undivided interest in the Net Recovery as defined above, Buyer is not acquiring an interest in or claim against any other asset of Seller.  Buyer is not assuming any obligation of Seller in connection with the purchase of its undivided interest in the Asset, although it is noted that certain expenses of Seller will be deducted from Gross Proceeds in determining the Net Recovery.  Buyer is specifically not assuming any obligation to pay any amount recovered by Charlotte Russe in the Actions, and has no obligation with respect to such amount other than any reductions from Gross Proceeds to be applied in determining the Net Recovery pursuant to 2.2.

5.
Purchase Price.  The total purchase price to be paid by Buyer to Seller for the Asset is $750,000 (the "Purchase Price") payable by cashier's check or wired funds (in readily available United States currency).  ECA and NMRC are each responsible to pay one-half of the Purchase Price, or $375,000 each.  Neither ECA nor NMRC is obligated to pay the share of the Purchase Price owed by the other.  The Purchase Price will be paid in full at Closing.

6.
Representations and Warranties of Seller.  PPLB and VEI hereby, jointly and severally, represent and warrant to Buyer that:  (i) each of them is duly organized, validly existing and in good standing; (ii) this Agreement has been duly authorized and delivered by each of them and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; (iii) the execution, delivery and performance of this Agreement by each of them do not and will not violate or conflict with any provision of its articles or certificates of incorporation or bylaws, any law or regulation binding upon it or any agreement or other commitment or any nature binding upon it or its assets; (iv) Seller has good title to the Actions free from any lien or encumbrance and at the Closing provided for below will transfer good title to the Asset to Buyer free from all liens, encumbrances and claims of others; (v) this Agreement and the transactions provided for herein will not adversely affect the rights of Seller with respect to the Actions, either by limiting the damages that can be recovered by Seller in the Actions or limiting Seller’s ability to assert and recover upon any of the causes of action asserted in the Actions or otherwise, and Seller has obtained advice to that effect from litigation counsel; (vi) Seller is current with respect to its obligations under the Contingency Agreement; and (vii) all of the information regarding the Actions that Seller has provided to Buyer is true and correct and not misleading.

7.
The Closing; Contingency; Documents.  The Closing shall take place at 1212 S. Flower 5th Floor Los Angeles CA 90015 on August 13, 2010, or at such other place and time as may be agreed to by the parties in writing (the "Closing").  Buyer’s obligation to close is contingent upon all of the representations and warranties of Buyer set forth in this Agreement being true and correct as of the date of the Closing as if given on and as of such date, and, if the Closing is not concurrent with the execution of this Agreement, Seller’s delivery to Buyer of a certificate to that effect.  At the Closing, Buyer and Seller will each deliver the following to the other:

7.1	Buyer will deliver to Seller the Purchase Price by wire transfer or cashier's check; and

7.2	Seller will deliver to Buyer a fully executed original Bill of Sale and Assignment conveying the Asset to Buyer in the form of Exhibit 7.2.

8.
Acceptance of Asset.  Buyer or its shareholders have been provided the opportunity to evaluate the Asset prior to the Closing.  Buyer is familiar with the Asset and the nature of the Actions.  Buyer is purchasing the Asset "as is" and "with all faults", without any representations or warranties from Seller of any kind or nature, express or implied as to the Asset, its value, the amount of any expenses or Expense Obligation, or the likely amount of any Net Recovery, other than the express representations and warranties of Seller set forth in this Agreement.  Buyer acknowledges that the Net Recovery is subject to substantial uncertainty because of the inherent risks of litigation and that the timing of any Net Recovery could be substantially delayed and the value of any Net Recovery could be reduced by the time required to bring the Actions to trial, pre-trial and post-trial proceedings, the time for one or more appeals, the need depending upon the result of any appeal to retry all or part of the Actions, and other delays and risks inherent in the litigation process.  Buyer accepts the risks of such delay or reduction.

9.	Obligations After Closing.

9.1
Seller’s Sole Responsibility for Conduct of Actions.  Subject to Section 9.2 below, Seller will use its best interests to maximize the amount of the Net Recovery and, without limiting the foregoing, will prosecute the Actions in a responsible fashion and will fulfill its obligations under the Contingency Agreement.  Buyer acknowledges that Seller will remain solely responsible for conduct of the Actions after the Closing.  Buyer will not take any actions to interfere with Seller’s conduct of the Actions or its relationship with HBD.  Seller will provide copies to Buyer of all filings made in the Actions within 24 hours of Seller’s making any such filing or of any such filing made by any other party becoming available to Seller.  With the exception of its sale of the Asset to Buyer, Seller shall not sell or otherwise transfer any interest in the Actions to any other person.

9.2
Seller’s Sole Responsibility for Settlement.  Buyer acknowledges that Seller will remain solely responsible for deciding whether and when to negotiate to settle the Actions and whether, when and for how much to settle all or part of the Actions.  Buyer will not take any actions to interfere with Seller’s decisions with respect to the negotiation and terms of any proposed or actual settlement.  Notwithstanding anything to the contrary contained in this Agreement, Seller may not settle any of the Actions for any consideration other than cash, without the prior written consent of the Buyer, which Buyer may not unreasonably withhold.

10.
Absence of Finders and Brokers and Payment of Expenses.  Each party represents and warrants that it has not obligated the other to pay any finder's or broker's fee or commission.  Each party will indemnify and hold harmless the other from any claims, including reasonable attorneys’ fees, the other suffers on account of any claims for broker's commission or finder's fees arising from this transaction.  Each party is solely responsible for the expenses it incurs in connection with the transactions contemplated by this Agreement.

11.	Governing Law. California law governs this Agreement.

12.
Notices.  All notices and other communications must be in writing and are effective when delivered in person or five days after mailing by United States certified mail return receipt requested, postage prepaid to the addresses given on the signature page of this Agreement.  A party may change its address by notice.

13.
Survival, Successors and Assigns.   The rights and duties is this Agreement survive the closing.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  Neither party shall voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, license, or otherwise transfer or encumber all or any part of its rights, duties, or other interests in this Agreement or the proceeds thereof, without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed.  Any attempt to make an Assignment in violation of this provision shall be a material default under this Agreement and any Assignment in violation of this provision shall be null and void.

14.
Entire Agreement; No Representations; Indemnity; Authorization; Validity.  This Agreement sets forth the entire understanding of the parties about the transactions contemplated.  All previous agreements, understandings or negotiations are superseded by and merged into this Agreement.  The parties may change this Agreement only in a writing executed by both of them. Neither Seller nor Buyer makes any representations or warranties except as specifically set forth herein.  In the event of a breach of any specific representation or warranty by either party, the breaching party hereby agrees to indemnify, defend and hold the other party harmless from and against any liability, claim, lien, charge, cost or expense, including all costs of attorneys’ fees and court costs or costs related to settlement thereof.

15.
Attorneys’ Fees.  If any party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "APA Action"), the losing party shall pay to the prevailing party all sums for attorneys’ fees and costs (at the prevailing party's attorneys’ then prevailing rates as increased from time to time) actually billed and incurred in bringing, prosecuting or defending such APA Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such APA Action and shall be paid whether or not such APA Action is prosecuted to a Decision.  Any Decision entered in such APA Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.  The Court may fix the amount of attorneys’ fees and costs on the request of either party.  For purposes of this paragraph, attorneys’ fees shall include, without limitation, fees incurred in the following:  (1) post judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.  "Prevailing party" within the meaning of this paragraph includes, without limitation, a party who agrees to dismiss an APA Action on the other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

16.	Additional Documents. Each party will deliver additional documents as the other party reasonably requests for the purpose of carrying out this Agreement.

17.	Effective Date. This Agreement is effective as of August 13, 2010 (the "Effective Date").

18.	Time is of the Essence. Time is of the essence in respect to all of the provisions of this Agreement in which a definite time for performance is specified.

19.
Financing Statements.  Seller authorizes Buyer to file, concurrently with or after the Closing, one or more financing statements under the Uniform Commercial Code to provide notice of the transfer of the Asset to Buyer.

20.
Further Assurances.  Each party will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.  Seller shall provide such further documents and take such further actions as are reasonably requested by Buyer to enable Buyer to obtain the full benefit contemplated by this Agreement.  Without limiting the foregoing, if PPLB and VEI fail to transfer good title to the Asset to Buyer free from all liens, encumbrances and claims of others at the Closing, they shall, jointly and severally, (i) indemnify, defend and reimburse Buyer with respect to, and for, any claims that may be made against Buyer, any losses that may be incurred by Buyer and any expenses that may be incurred by Buyer, including attorneys’ fees, that result from any lien or encumbrance on or claim in the Asset as transferred to Buyer hereunder and (ii) take any and all actions necessary to remove any lien or encumbrance on or claim in the Asset as transferred to Buyer within 30 days of the Effective Date.

In witness whereof, the undersigned have executed this Agreement on the Effective Date.

BUYER:	SELLER:
ECA Holdings II, LLC	People's Liberation, Inc.
By: Its: Address: Date:	By: Its: Address: Date:

New Media Retail Concepts, LLC	Versatile Entertainment, Inc.
By: Its: Address: Date:	By: Its: Address: Date:

Exhibit 7.2

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”) is made and entered into as of August 13, 2010 (the “Effective Date”), by and between ECA Holdings II, LLC (“ECA”) and New Media Retail Concepts, LLC (“NMRC” and, together with ECA, "Buyer"), and People's Liberation, Inc. (PPLB”) and its wholly owned subsidiary Versatile Entertainment, Inc. (“VEI” and, together with PPLB, "Seller").

RECITALS

Buyer and Seller are parties to an agreement entitled Asset Purchase Agreement (the "Agreement”) of even date herewith.  This Bill of Sale and Assignment (the “Bill of Sale”) is executed and delivered to Buyer by Seller pursuant to the Agreement.

Seller is currently engaged in litigation that includes:

(a)
an action filed by Seller against Charlotte Russe Holding, Inc. and its wholly-owned subsidiary, Charlotte Russe Merchandising, Inc. (collectively, "Charlotte Russe") in the Superior Court of the State of California, County of Los Angeles, Central District (Versatile Entertainment, Inc. v. Charlotte Russe Merchandising, Inc., BC424674) (the "Charlotte Russe Action");

(b)
an action filed by Seller against Advent International Corporation and certain of its subsidiaries, David Mussafer and Jenny J. Ming (collectively, “Advent”) in the Superior Court of the State of California, County of Los Angeles, Central District (Versatile Entertainment, Inc. v. Advent International Corporation, BC424675) (the "Advent Action"); and

(c)
an action filed by Charlotte Russe against Seller in the Superior Court of the State of California, County of Los Angeles, Central District (Charlotte Russe Holding, Inc. vs. Versatile Entertainment, Inc., BC424734) (the “Defense Action” and, together with the Charlotte Russe Action and the Advent Action, the “Current Actions”).

The claims made in the Current Actions and the nature of the disputes involved are more fully described in Seller’s Form 8-K filed with the SEC on November 9, 2009.  For the purposes of this Bill of Sale, the term "Actions" means the Current Actions, any and all other legal proceedings, whether conducted as litigation, arbitration or mediation, that involve claims made by Seller based upon any or all of the facts and events that form the basis of the Current Actions, and all of Seller’s interest in the causes of action underlying the Current Actions and such other legal proceedings.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, including, without limitation, the benefits to be obtained by Seller pursuant to the Agreement, Seller hereby agrees as follows:

SALE AND ASSIGNMENT

1.           Pursuant to Section 7 of the Agreement, Seller hereby sells, conveys, transfers, grants, and assigns the Asset, as defined below, to Buyer, to be allocated between ECA and NMRC.  PPLB and VEI, jointly and severally, represent and warrant to Buyer that the Asset is transferred to Buyer free and clear of any liens, encumbrances and claims of others.

2.           The term "Asset" means a 50% undivided interest in any Net Recovery, as defined below, of Seller in the Actions.

3.           The term "Net Recovery" is defined as the Gross Proceeds, as defined below, less:

(a)
any contingency fees paid out of the Gross Proceeds to Hennigan, Bennett & Dorman LLP (“HBD”) pursuant to the contingency fee agreement (the “Contingency Agreement”) made by and between Seller and HBD dated February 17, 2010;

(b)
all amounts paid by Seller, before or after the date of this Agreement, to fulfill the obligation of Seller under the Contingency Agreement to deposit $35,000 per month into an escrow account with HBD for the duration of the Actions in order to create a fund to pay the expenses (but not attorneys’ fees) associated with the Actions (the “Expense Obligation”) (excluding any of such amounts that have been or will be returned to Seller); and

(c)
the excess, if any, of the aggregate amount paid by Seller to third parties with respect to fees, expenses or costs incurred by Seller relating to the Actions, over the amount paid or payable from funds paid by Seller pursuant to the Expense Obligation.

Gross Proceeds means any and all cash and non-cash benefits obtained by Seller as a result of or relating to the Actions whether by collection, judgment, settlement, offset of principal or interest, dismissal of claims against Seller or otherwise (including any deferred payments), before consideration of taxes, and shall include, but not be limited to, damages (including, but not limited to, compensatory, punitive or treble damages), restitution or equitable relief of any sort and any court awarded attorneys’ fees and litigation costs.  Any non-cash benefits included in Gross Proceeds shall be assigned the value determined for them pursuant to the Contingency Agreement (as the same exists on the date hereof) or, if their value is not determined pursuant to the Contingency Agreement (as the same exists on the date hereof), their value will be determined by agreement between Seller and Buyer or, failing agreement, by arbitration between the parties conducted in the same manner provided for in the Contingency Agreement (as the same exists on the date hereof).

4.           Seller shall provide such further documents and take such further actions as are reasonably requested by Buyer to give full effect to the purposes of this Bill of Sale, including but not limited to such documentation as is required to enable Buyer to obtain the full benefit contemplated by the Agreement.  Without limiting the foregoing, if PPLB and VEI fail to transfer good title to the Asset to Buyer free from all liens, encumbrances and claims of others, they shall, jointly and severally, (i) indemnify, defend and reimburse Buyer with respect to, and for, any claims that may be made against Buyer, any losses that may be incurred by Buyer and any expenses that may be incurred by Buyer, including attorneys’ fees, that result from any lien or encumbrance on or claim in the Asset as transferred to Buyer hereunder and (ii) take any and all actions necessary to remove any lien or encumbrance on or claim in the Asset as transferred to Buyer within 30 days of the Effective Date.

5.           Buyer has not assumed and is not assuming any liabilities of Seller.

6.           This Bill of Sale is subject to the terms and conditions of the Agreement.

7.           This Bill of Sale shall be binding upon and shall inure to the benefit of the respective successors and assigns of Buyer.

8.           This Bill of Sale shall in all respects be governed by, and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of laws rules or provisions.

9.           This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

In witness whereof, the undersigned have executed this Bill of Sale on the Effective Date.

SELLER:

People's Liberation, Inc.
By: Its: Address: Date:

Versatile Entertainment, Inc.
By: Its: Address: Date: